EXHIBIT 10.1

CIRCLE STAR ENERGY CORP.

DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement (this “Agreement”) is entered into effective as of this 24th day of August 2012, by and between Circle Star Energy Corp., a Nevada corporation (the “Company”), Allen Gilmer (“Debtholder”) and G. Jonathan Pina.

Recitals

WHEREAS, Debtholder holds a 10% convertible note issued by the Company on March 14, 2012 (the “Note”) in the principal amount of $500,000 and represented by Certificate No. 2012 Series B CN – 001, which Note is due on March 14, 2013 and bears interest at a rate of 10% per annum;

WHEREAS, the Note is convertible into shares of common stock of the Company at $1.50 per share; and

WHEREAS, the Company’s Board of Directors has authorized the Company to reduce the conversion price to approximately $0.468 per share as an incentive to the Debtholder to convert the full principal and accrued interest under the note into shares of common stock.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

1.            The Company agrees to reduce the conversion price to approximately $0.468 per share as an incentive to the Debtholder to convert the full principal and accrued interest under the note into shares of common stock.

2.           Debtholder agrees to convert the principal amount of the Note and the accrued and unpaid interest of $14,516.13 into shares of common stock of the Company at approximately $0.468 per share, for an aggregate of 1,100,000 shares of common stock (the “Shares”).

3.           Debtholder agrees that the issuance of the Shares shall constitute full satisfaction of the Note and on receipt of the Shares, all obligations of the Company under the Note and all future obligations of the Company and G. Jonathan Pina to the Debtholder pursuant the Addendum to March 2012 Convertible Note Subscription Agreement dated March 14, 2012 (the “Addendum”), shall be terminated and released.

4.           Debtholder agrees that the Shares shall constitute full, fair and adequate consideration for the relinquishment of the Note and the Addendum.

5.           The Company agrees that the terms of this Agreement, which modify the original conversion terms of the Note, are fair and reasonable to the Company and its shareholders and that the Company is receiving full, fair and adequate consideration for the Shares.

6.           This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors or heirs, executors, administrators and other legal personal representatives, and permitted assigns.

7.           Each of the parties hereto shall, from time to time hereafter and upon any reasonable request of any other party, promptly do, execute, deliver or cause to be done, executed and delivered, all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

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IN WITNESS WHEREOF, the undersigned have carefully reviewed and executed this Agreement, effective as of the date set forth above.

CIRCLE STAR ENERGY CORP.

_____________________________
Name:
Title:

ALLEN GILMER

_____________________________

G. JONATHAN PINA

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